Exhibit 99.2

TO: U.S. Employees:

Yesterday many of you attended a meeting at which we reviewed the results of the Audit Committee’s Stock Option Investigation. During the meeting, we discussed the potential Section 409A excise tax issues that some of you may face as a result of receiving stock options that were granted at less than fair market value. Also outlined were several potential “fixes” to the 409A tax issue that we are considering, including a repricing of these affected options via a tender offer.

I want to remind you that there have been no final decisions on that matter and the discussion and presentation was for informational purposes only and was not an offer to buy, or the solicitation of an offer to sell, any stock options. The full details of a tender offer, if and when finalized, including complete instructions on how to tender stock options, along with the letter of transmittal and related materials, will be mailed to employees promptly following commencement of any offer. If the Company elects to conduct a tender offer, employees should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. In such event, employees may obtain free copies, when available, of the tender offer statement and other filed documents relating thereto that will be filed by the Company with the U.S. Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, stockholders also may obtain a copy of these documents, free of charge, from the Company. Employees are urged to read these materials carefully prior to making any decision with respect to the tender offer.

Please stay tuned and we will provide you information as it becomes available.

Regards,

Jim Fontaine